UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 12, 2009
OPKO Health, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33528	75-2402409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4400 Biscayne Blvd
Suite 1180
Miami, Florida 33137
(Address of Principal Executive Offices)   (Zip Code)
Registrant’s telephone number, including area code: (305) 575-4100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.
     On October 12, 2009, OPKO Health, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Schering-Plough Corporation (“Schering”) to acquire assets relating to Schering’s neurokinin-1 (“NK-1”) receptor antagonist program. Under the terms of the Agreement, the Company will pay Schering $2 million in cash upon closing and up to an additional $27 million upon certain development milestones. Rolapitant, the lead product, recently completed Phase II clinical testing for prevention of nausea and vomiting related to cancer chemotherapy and surgery, and other indications. Phase 1 clinical testing has also been initiated for a second compound in the same class.
     In connection with its pending merger with Merck & Co., Inc. (the “Merger”), Schering determined to divest its oral and intravenous formulations of rolapitant and other assets in its NK-1 program. Closing of the transaction between OPKO and Schering is subject to completion of the Merger.
     The foregoing description of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of the Agreement, which shall be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2009.

ITEM 8.01.	Other Events.
     On October 13, 2009, the Company issued a press release announcing the entry into the Agreement as set forth in Item 1.01 of this Current Report on Form 8-K. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
     The information contained in Item 8.01 to this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Act.

ITEM 9.01.	Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description

99.1	Press Release dated October 13, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPKO Health, Inc.
By	/s/ Adam Logal
	Name:	Adam Logal
	Title:	Executive Director Finance, Chief Accounting Officer, and Treasurer

Date October 16, 2009

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